Exhibit 99.1

NEORX NAMES JERRY McMAHON, Ph.D., CEO

Jack L. Bowman to Retire from NeoRx Corporation

Company to Hold Conference Call Wednesday, April 28

at 12:00 p.m. ET to Present a Business Update

SEATTLE (April 27, 2004) – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that Jerry McMahon, Ph.D., 49, has been appointed Chief Executive Officer, effective May 11, 2004.  Jack L. Bowman, 71, announced that he will retire from his position as CEO and will not stand for re-election as a director at the Company’s upcoming Annual Meeting scheduled for May 18, 2004.  Mr. Bowman will continue to serve as Chairman of the Board until the Annual Meeting.  In light of Mr. Bowman’s decision to retire, the number of director positions to be filled at the Annual Meeting and the number of nominees recommended by the Board to fill these positions has been reduced from seven to six.  All Board nominees recommended for election in the Company’s proxy statement, other than Mr. Bowman, will remain on the ballot.

“We are delighted to have an executive with Jerry’s industry experience, accomplishments and leadership capabilities join NeoRx as chief executive,” stated Mr. Bowman.  “Jerry was instrumental in creating novel technology and cancer products that supported the growth of a company ultimately valued at $650 million.  Furthermore, he is an entrepreneurial leader who has a proven ability to build alliances with leading pharmaceutical and biotechnology firms, as well as with academic centers.”

“NeoRx has made exceptional progress under Jack Bowman’s tenure and we thank him for his hard work and dedication,” said Fredrick B. Craves, Ph.D., Vice Chairman of the Board.  “During the past year, we have reached agreement with the US Food and Drug Administration on a phase III protocol for STR™ (Skeletal Targeted Radiotherapy) for the treatment of multiple myeloma, opened the phase III trial to patient enrollment; acquired NX 473, a platinum-based anti-cancer agent that has been administered to more than 500 cancer patients in phase I and phase II clinical trials; and raised additional capital to help fund our drug development programs.  We are confident NeoRx will continue this momentum under Jerry’s leadership.”

Dr. McMahon joins NeoRx with more than 24 years of pharmaceutical and biotechnology experience.  Most recently, he was the President of SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel, targeted small molecule drugs.  In particular, Dr. McMahon played a key role in the discovery and development of several innovative cancer products, including SU-11248, a multi-targeted protein kinase inhibitor for the treatment of advanced cancers now in phase III trials with Pfizer.  SUGEN, a publicly traded company, was acquired by Pharmacia in 1999 after which SUGEN was subsequently acquired by Pfizer in 2003.  Dr. McMahon was instrumental in providing transition leadership, stability and oversight for SUGEN programs and employees through these acquisitions.

Prior to his role at SUGEN, which he joined in 1993, Dr. McMahon held several R&D management positions at Sandoz Pharmaceuticals (now Novartis), where his responsibilities included the establishment of external collaborations and the development of corporate alliances within the US and Europe.

Dr. McMahon has contributed to more than 100 scientific publications and was a Staff Scientist and Principal Investigator at the Massachusetts Institute of Technology and Tufts University School of Medicine early in his career.  He holds a B.S. in Biology and a Ph.D. in Biochemistry from Rensselaer Polytechnic Institute, Troy, N.Y.

About his appointment as Chief Executive Officer, Dr. McMahon said, “In my opinion, NeoRx represents an exceptional opportunity, both for me personally and for our shareholders.  It is rare to find a company with one product in Phase III and another in Phase II with a market cap of less than $150 million.  I see a real opportunity here to bring important products to market for the benefit of cancer patients and to increase shareholder value by continuing on the path where Jack has led the company.”

Conference Call Information

NeoRx Corporation previously announced that the Company will hold a conference call Wednesday, April 28, 2004, to present a business update.  The call is scheduled to begin at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time).

Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 6796429.  The live conference call will also be available via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

About NeoRx

NeoRx is a cancer therapeutics development company with headquarters in Seattle and manufacturing facilities in Denton, Texas.  NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers where stem cell transplantation is indicated.  In April 2004, NeoRx acquired the worldwide exclusive rights, excluding Japan, to develop, manufacture and commercialize NX 473, a late-stage platinum-based anti-cancer agent.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx, STR and NX 473 are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Thurbon Tukey	Jody Cain (jcain@lhai.com)
206-281-7001	Bruce Voss (bvoss@lhai.com)
310-691-7100